SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD AND 73A.

FOR PERIOD ENDING 4/30/2006
FILE NUMBER 811-1424
SERIES NO.: 10

72DD     1.   Total income dividends for which record date passed during the period. ($000's Omitted)
              Class A                  $     257
         2.   Dividends for a second class of open-end company shares
              ($000's Omitted)
              Investor Class           $      31
              Institutional Class      $      11

73A.          Payments per share outstanding during the entire current period:
         1.   Dividends from net investment income (form nnn.nnnn)
              Class A                  $000.0033
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Investor Class           $000.0134
              Institutional Class      $000.1040